        As Filed with the Securities and Exchange Commission on January 28, 1997
                                                    Registration No. 33-________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                PEOPLESOFT, INC.
             (Exact name of Registrant as specified in its charter)

           DELAWARE                                             68-0137069
-------------------------------                           ----------------------
(State or other jurisdiction of                              (I.R.S. Employer
  incorporation organization)                             Identification Number)

                               4440 ROSEWOOD DRIVE
                          PLEASANTON, CALIFORNIA 94588
                                 (510) 225-3000
   (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                              --------------------
                                DAVID A. DUFFIELD
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                PEOPLESOFT, INC.
                               4440 ROSEWOOD DRIVE
                          PLEASANTON, CALIFORNIA 94588
                                 (510) 225-3000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              --------------------

                                   COPIES TO:
                           HENRY P. MASSEY, JR., ESQ.
                             PETER S. HEINECKE, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                        PALO ALTO, CALIFORNIA 94304-1050

                              --------------------
  Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box./X/

If the Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /___________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box./ /

                         CALCULATION OF REGISTRATION FEE

=======================================================================================================
         Title of                 Amount to be        Proposed          Proposed          Amount of
      Securities to                Registered         Maximum           Maximum        Registration Fee
      be Registered                                   Offering          Aggregate
                                                      Price Per         Offering
                                                      Share (1)         Price (1)
-------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value          358,482           $53.75          $19,268,408         $5,839
=======================================================================================================

(1) Estimated pursuant to Rule 457(c) solely for purposes of calculation of the registration fee based on the average of the high and low sales price of the Registrant's Common Stock on the Nasdaq National Market on January 27, 1997.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

PROSPECTUS

                                 358,482 SHARES

                                PEOPLESOFT, INC.

                          ---------------------------

                                  COMMON STOCK
                                ($.01 PAR VALUE)

                   -------------------------------------------

         This Prospectus relates to the public offering, which is not being underwritten, of shares of the common stock ("Common Stock") of PeopleSoft, Inc., a Delaware corporation (together with its consolidated subsidiaries, "PeopleSoft" or the "Company") offered from time to time by the Selling Shareholders named herein (the "Selling Shareholders") for their own benefit. It is anticipated that the Selling Shareholders will generally offer shares of Common Stock for sale at prevailing prices in the over-the-counter market on the date of sale. The Company will receive no part of the proceeds of sales made hereunder. The Common Stock to which this Prospectus relates was received by the Selling Shareholder pursuant to the acquisition shares of stock of PeopleMan, Inc., a California corporation and partnership interests in PeopleMan, L.P., a California Limited Partnership, by the Company (the "Acquisition"). The Common Stock issued to the Selling Shareholders in the Acquisition was issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof. The Company will receive no part of the proceeds of sales made hereunder. All expenses of registration incurred in connection with this offering, are being borne by the Company, but all selling and other expenses incurred by Selling Stockholder will be borne by such Selling Stockholder. None of the shares offered pursuant to this Prospectus have been registered prior to the filing of the Registration Statement of which this Prospectus is a part.

         The Common Stock of the Company is traded in the over-the-counter market on the Nasdaq National Market. On January 27, 1997, the closing price of the Company's Common Stock was $54 3/8 (Nasdaq Symbol: PSFT).

         SEE "RISK FACTORS" COMMENCING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

         The Selling Shareholders and any broker executing selling orders on behalf of the Selling Shareholders may be deemed to be an "underwriter" within the meaning of the Securities Act. Commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act.

                   -------------------------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                   -------------------------------------------

                The date of this Prospectus is January 28, 1997.

         No person is authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

         The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Requests for such copies should be directed to PeopleSoft, Inc., 4440 Rosewood Drive, Pleasanton, CA 94588, Attn: Secretary, (telephone (510) 225-3000).

         The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. The commission also maintains a world wide web site that contains reports, proxy and information statements and other information regarding registrants that file electronically. The address of the site is http://www.sec.gov.

         This Prospectus contains information concerning the Company and sales of its Common Stock by the Selling Shareholders, but does not contain all the information set forth in the Registration Statement on Form S-3 which the Company has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"). The Registration Statement, including various exhibits, may be inspected at the Commission's office in Washington, D.C.

                                  RISK FACTORS

         The Company operates in a dynamic and rapidly changing environment that involves numerous risks and uncertainties. The following section lists some, but not all, of the risks and uncertainties which may have a material adverse effect on the Company's business, financial condition or results of operations. This section should be read in conjunction with: the audited Consolidated Financial Statements and Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations for the year ended December 31, 1995, contained in the Company's 1995 Annual Report to Stockholders (Form 10-K).

         Fluctuations in Quarterly Operating Results. The Company's revenues and operating results can vary substantially from quarter to quarter. License revenues in any quarter are substantially dependent on the execution of license agreements ("contracting activity") governing the use of the Company's software products booked and shipped in that quarter. Contracting activity is difficult to forecast for a variety of reasons including: (i) a significant portion of the Company's license agreements are completed within the last few weeks of each quarter; (ii) the duration of the Company's sales cycle is relatively long and increasingly variable because the Company has broadened its marketing emphasis to encompass software product solutions for the customer's overall enterprise, thereby increasing the financial value of individual transactions and the complexity of the customer selection, negotiation and approval process; (iii) the size of license transactions can vary significantly; (iv) system replacement projects and new system evaluations may be postponed or canceled at any time due to changes in a customer's project, company management, budgetary constraints or strategic priorities; (v) customer evaluations and procurement processes vary significantly from company to company, and a customer's internal approval and expenditure authorization process can be arduous, even subsequent to actual vendor selection; (vi) the number, timing and significance of software product enhancements and new software product announcements by the Company and its competitors; and (vii) changes in economic, political and market conditions can adversely impact business opportunities without reasonable notice. In addition, certain license agreements executed during a quarter may not meet the Company's revenue recognition criteria. Consequently, a situation could occur in which the Company meets or exceeds its forecast of aggregate contracting activity, but is not able to meet its forecast for license revenues.

         In addition to factors impacting contracting activity, license revenues are difficult to forecast because: (i) the timing of new software product availability to fulfill delivery obligations under both new and existing license agreements is difficult to predict because of the increasing complexity of the Company's technology, software product solutions and underlying development processes; (ii) changes in the Company's sales incentive plans have had and may continue to have an unpredictable impact on seasonal business patterns; and
(iii) enterprise transactions often involve both software products that are then currently deliverable, as well as software products that are still under development; to the extent the Company enters into a license agreement for the provision of both software product categories, the license agreement and supporting schedules to the license agreement must contain very precise contractual provisions and terminology consistent with generally accepted accounting principals to permit any revenue recognition under the license agreement; (iv) enterprise transactions may grant rights to process data across complex, widely distributed computing environments. Due to a variety of factors including differences in relational database product performance across wide area networks, differences in speed of various communication links, differences in hardware platform performance, and other factors, there is a limited ability to accurately predict product performance under certain of these environments. To the extent the Company enters into a license agreement with an enterprise customer incorporating acceptance criteria which includes various on-line and batch performance measures within such environments, revenue recognition could be postponed pending verification of the performance capabilities within that environment; and (v) enterprise application opportunities are larger, more complex, involve larger numbers of users and more organizations within the customer's environment when compared to best of breed, point solutions thereby adding significant complexity to the customer's implementation efforts. While the Company's license agreements contain sufficient language to insure that such implementation risks are independent of actually licensing and paying for the right to use its software, situations may arise where a customer refuses to pay its obligations under the license or demands concessions not anticipated at the time the license was executed. Such issues may result in unanticipated negative adjustments to revenue until a resolution is reached; and (vi) all of the above factors, as well as other specific requirements under recently published proposed generally accepted accounting standards for software revenue recognition create circumstances under which the Company must have very precise contractual language in order to recognize revenue upon initial product delivery. Although the Company has a standard license agreement which meets the demanding criteria under generally accepted accounting principles, the Company must often negotiate and revise certain terms and conditions in large enterprise transactions. Negotiation of mutually acceptable language can extend the sales cycle, and in certain situations, the Company does not always obtain terms and conditions which permit recognition of revenue at the time of delivery or even under a percentage of completion method.

         Services revenues have varied from quarter to quarter due to changes in levels of consulting activity and the related satisfaction of significant license agreement milestones, and seasonality in training revenues which tend to lag license revenues by approximately one quarter.

         Possible Adverse Effects of Recent Securities Issuances. In connection with its recent acquisition of Red Pepper Software (the "Merger"), the Company issued 5,420,760 shares of common stock and assumed options to purchase 598,882 shares of common stock, which may be disposed of from time to time on the open market. Also, the Company has outstanding warrants to purchase 4,000,000 shares of its common stock which have exercise prices below the current market price of the common stock. The exercise of these warrants and resale of the underlying shares or the sale of the shares issued in the Merger could adversely affect the market price of the Company's common stock. A significant portion of the shares issued in the Merger have been subject to trading restrictions which will lapse on or about February 7, 1997. In addition, the 358,482 shares offered hereby will be immediately salable. All share amounts in this section have been adjusted where necessary to reflect a 2-for-1 stock split effected by PeopleSoft in November 1996.

         Operating Leverage. Consistent with many companies in the software industry, the Company's business model is characterized by a very high degree of operating leverage. Employee and facility related expenditures comprise a significant portion of the Company's operating costs and expenses, and are therefore, relatively fixed at least over the short term. In addition, the Company's expense levels are based, in significant part, on the Company's expectations as to near term future revenue levels. If revenue levels fall below expectations, net income is likely to be disproportionately adversely effected. There can be no assurance that the Company will be able to increase or even maintain its current level of profitability on a quarterly or annual basis in the future. Due to the foregoing, it is likely that in one or more future quarters the Company's operating results will be below the expectations of public securities market analysts. In such event, the price of the Company's Common Stock would likely be materially adversely affected.

         Merger and Acquisition Activity. During the fourth quarter of 1996, the Company completed its merger with Red Pepper Software. The merger will be accounted for under the pooling of interests method. The merger will result in certain merger expenses totaling approximately $3 million being charged to earnings in the quarter ending December 31, 1996. Also during the fourth quarter of 1996, the Company acquired the other outstanding equity interests in PeopleMan L.P. and PeopleSoft Manufacturing, Inc., a joint development venture and its general partner, respectively. The joint development venture was founded for the purpose of developing a line of manufacturing software applications. This transaction will be accounted for under the purchase method with a purchase price of approximately $29 million in a combination of stock, stock options, and other consideration. The acquisition will result in a one-time charge to earnings in the quarter ending December 31, 1996 for in-process research and development and other related acquisition costs representing a substantial portion of the purchase price.

         Uneven Patterns of Quarterly Operating Results. Although the Company's 1997 operating budget is based on a material increase in total revenues over the corresponding actual results for 1996, the Company does not believe that the percentage increases in revenues achieved in prior periods should be anticipated in future periods. The operating results of many software companies reflect seasonal trends, and the Company has been, and expects to continue to be, affected by such trends in the future. Seasonal patterns of revenue achievement can be caused by a variety of factors, including sales incentives, customer demand based on available capital budgets and release of new technologies.

         Future Operating Results Uncertain. Segments of the software industry have experienced significant economic downturns characterized by decreased product demand, price erosion, technological shifts, work slowdowns and layoffs. The Company's operations may, in the future, experience substantial fluctuations from period to period as a consequence of such industry patterns, general economic conditions affecting the timing of orders from customers, and other factors affecting capital spending. There can be no assurance that such factors will not have a materially adverse effect on the Company's business, operating results or financial condition. The Company's continued success is dependent on its continued ability to introduce, develop and market new and enhanced versions of its software products, although there can be no assurance that such ability can be maintained. In addition, the Company continues to evaluate opportunities to enhance and expand its technology and product offerings through potential partnerships, licenses or acquisitions which may, in the short term, negatively impact costs, expenses and earnings per share.

         International Operations. The Company has utilized, and will continue to utilize substantial resources and funding to build its international service and support infrastructure. Operating costs in many countries, including some of those in which the Company operates, are often higher than in the United States. In order to increase international sales in 1997 and subsequent periods, the Company must continue to expand existing, as well as establish additional, foreign operations, hire additional personnel, identify suitable locations for sales, marketing, customer service and development, and recruit international distributors and resellers in selected territories. In the event international expansion is not successful, it is likely to have a negative impact on the Company's operating results. Effective July 1, 1996, the Company acquired the net assets and operations of InfoSoft S.A. in Madrid, Spain and established PeopleSoft Iberica, S.L. PeopleSoft Iberica, S.L. will provide direct sales and support activities in the Mediterranean region. The acquisition was accounted for under the purchase method. The purchase price paid by the Company for this entity was not significant and the Company does not believe this acquisition will have a material impact on the Company's statement of position or results of operations.

         The Company's sales through its foreign operations are generally denominated in each respective subsidiary's functional currency. Unexpected changes in the exchange rates for these foreign currencies could result in significant fluctuations in the foreign currency transaction and translation gains and losses in future periods. In the future, the Company expects to have an increased amount of non-U.S. dollar denominated license agreements and intends to implement hedging programs designed to mitigate the potential adverse impact of exchange rate fluctuations.

         Competition. The market for business application software is intensely competitive. The Company faces competition from a variety of software vendors including enterprise application software vendors, manufacturing application software vendors, supply chain management application software vendors, financial management system and human resource management system ("HRMS") application software vendors, and software tools vendors. Although PeopleSoft believes its success has been due in part to its early emphasis on the client/server architecture, virtually all of the Company's competitors now offer software products based on a client/server architecture. Consequently, competitive differentiators now include more subtle architectural and technology factors, enterprise product breadth and individual product features, service reputation, product flexibility, ease of implementation, international product version availability and support, and price.

         In the enterprise application software market, PeopleSoft faces significant competition from SAP AG ("SAP"), Oracle Corporation ("Oracle") and Baan Company N.V. ("Baan") and to a lesser degree, Dun & Bradstreet Software (now operating as two separate divisions of Geac Computer Systems, Inc.), Computer Associates International, Inc. and other companies such as System Software Associates who previously focused primarily on the AS/400 marketplace. In this market, the chief competitive factors include the breadth and completeness of the enterprise solution offered by each vendor, the extent of product integration across the enterprise solution and the availability of localized software products and technical support in key markets outside the United States. Primarily due to their significant worldwide presence and longer operating and product development history, both SAP and Oracle have certain competitive advantages over PeopleSoft in each of these areas. In addition, both SAP and Oracle have substantially greater financial, technical and marketing resources, and a larger installed base than PeopleSoft. Furthermore, Oracle's RDBMS is a supported platform underlying a significant share of PeopleSoft's installed applications.

         In the manufacturing and supply chain management software application markets, in which PeopleSoft has recently begun competing, PeopleSoft faces competition from several of its existing competitors including those listed immediately above and others such as QAD, Ross Systems and J.D. Edwards and a large number of niche competitors already in the manufacturing and supply chain management markets including, but not limited to: Numetrix Software, i2 Technologies, Chesapeake Systems, Manugistics, Waterloo Manufacturing
Software and Caps Logistics.

         PeopleSoft also faces competition from providers of HRMS software products including Cyborg, Lawson Associates ("Lawson"), Integral Systems, Inc. ("Integral"), InPower, Inc. ("InPower") and Ceridian, and from providers of financial management systems software products including Hyperion, Computron Software, Inc., Lawson, and other smaller companies. In addition, since June 1992 ADP, Inc. ("ADP") and, since August 1995, Shared Medical Systems ("SMS") have the right to sublicense selected PeopleSoft products in competition with PeopleSoft's marketing efforts in selected markets.

         Intense competition could potentially lead to increased price competition in the market, forcing the Company to reduce prices which may result in reduced gross margins and loss of market share by the Company which therefore, could materially adversely affect the Company's business, operating results and financial condition. Therefore, there can be no assurance that the

Company will continue to compete successfully with its existing competitors or will be able to compete successfully with new competitors.

         Reliance on Proprietary Software Development Tools. The Company's software products include a suite of proprietary software development tools known as "PeopleTools," which are fundamental to the effective use of the Company's software products. While no industry standard exists for software development tools, several companies are focused specifically on providing software development tools and are attempting to establish their software development tools as accepted industry standards. In the event that a software product other than the Company's PeopleTools software product becomes the clearly established and widely accepted industry standard, the Company may need to abandon or modify PeopleTools in favor of such an established standard, may be forced to redesign its software products to operate with such third party's software development tools, or may be faced with the potential sales obstacle of marketing a proprietary software product against other vendors' software products incorporating a standardized software development toolset. Accordingly, in any of these cases, the Company's results of operations could be materially adversely affected. In addition, supply chain management applications marketed by the Company include a suite of proprietary software development tools known as the "ResponseAgent Business Modeler," which face similar risks relative to its proprietary nature.

         Reliance on Third Parties for Sales and Marketing. A key aspect of the sales and marketing strategy for the Company is to build and maintain strong working relationships with businesses the Company believes play an important role in the successful marketing of its software products. The Company's customers and potential customers often rely on third party system integrators to develop, deploy and manage client/server applications. These include: (i) RDBMS software vendors; (ii) hardware vendors which offer both hardware platforms and, in the case of IBM, proprietary RDBMS products on which the Company's software products run; (iii) technology consulting firms and systems integrators, some of which are active in the selection and implementation of large information systems for the information-intensive organizations that comprise the Company's principal customer base; and (iv) benefits consulting firms that are active in the implementation of HRMS. The Company believes that its marketing and sales efforts are enhanced by the worldwide presence of these companies. However, there can be no assurance that these companies, most of which have significantly greater financial and marketing resources than PeopleSoft, will not start, or in some cases increase, the marketing of business application software in competition with PeopleSoft, or will not otherwise discontinue their relationships with or support of PeopleSoft. If the Company or its partners are unable to recruit and adequately train a sufficient number of consulting personnel to support the implementation of the Company's software products, demand for these software products could subsequently be materially adversely affected. In addition, PeopleSoft's software application architecture, including PeopleTools, may facilitate reduced implementation efforts for customers compared to the competitive alternatives. Consequently, PeopleSoft's software products may be a less desirable recommendation alternative for integrators who both provide selection advice and generate consulting fees from customers by providing implementation services. Due to the foregoing factors, it is reasonably possible that in a future quarter or quarters the Company's operating results could fall short of the published expectations of certain public market financial analysts.

         Complexity of Software Products and Product Development. PeopleSoft's release 6.0 software products can be licensed for use with the following RDBMSs and run on the following operating systems: Centura Software Corporation's ("Centura," formerly Gupta Corporation) SQLBase (NT), IBM's DB2 for MVS/ESA (MVS, using connectivity products from Centura or Sybase, Inc. ("Sybase")), IBM's DB2 for AIX, IBM's DB2 for O/S400, Informix Corporation's INFORMIX-OnLine Dynamic Server (AIX, SCO Open Server, Reliant Unix, DC/OSx, NT, SGI, Solaris, Digital Unix, Unisys Unix, DG/UX, and HP-UX), Microsoft Corporation's ("Microsoft") SQL Server (NT), Oracle's ORACLE (NT and over 10 versions of Unix) and Sybase's System 11 (Digital Unix, HP-UX, AIX and Solaris). In addition, the Company is in the process of porting its PeopleTools to Apple Computer Inc.'s ("Apple") native Macintosh family of computers. No assurance can be given concerning the successful development of PeopleSoft software products on this additional platform, the specific timing of the releases of any future modules, the performance characteristics of PeopleSoft applications on this platform or its acceptance in the marketplace. In addition, there may be future or existing RDBMS platforms which achieve popularity within the business application marketplace and which PeopleSoft may desire to offer its applications thereon. Such future or existing RDBMS products may or may not be architecturally compatible with PeopleSoft's software product design. No assurance can be given concerning the successful porting to new platforms, the specific timing of completion of any such ports or their acceptance in the marketplace.

         During 1996, the Company announced its plans to integrate, over the next several releases, several third party software products into its PeopleTools and core applications products in order to enhance and expand performance, reporting capabilities and self diagnostics. BEA Software's Tuxedo product will be integrated into PeopleTools to allow applications to run on a distributed basis using a multi-tiered client/server architecture. Cogno's Powerplay product will be bundled to incorporate desktop OLAP capabilities and a PeopleSoft run time version of SQA's Robot automated testing product will be integrated to facilitate automated testing of a customer's software modifications. Integration of these products is complex and no assurance can be made that these efforts will be successful or result in significant product enhancements which will generate incremental revenue for PeopleSoft.

         Software programs as complex as those offered by the Company are likely to contain a number of undetected errors or "bugs" when they are first introduced or as new versions are thereafter released. Despite testing by the Company and by third-parties, errors or system performance issues may arise with the possible result of reduced acceptance of the Company's software products in the marketplace. Due to the increasing number of possible combinations of vendor hardware platforms, operating systems and updated versions, PeopleSoft application modules and updated versions, and RDBMS platforms and updated versions, the effort and expense of developing, testing and maintaining these software product lines in an increasing number of combinations will increase, and the ability to develop consistent product performance characteristics across all of these combinations could place a significant strain on the Company's development resources and product release schedules.

         Reliance on Single Client Interface. At the present time, the Company supports client (workstation) platforms exclusively utilizing Microsoft's Windows family of software products, including Windows 3.1 (PeopleSoft only), Windows NT and Windows 95. If Microsoft were to fundamentally change the architecture of its software product such that users of PeopleSoft's software applications experienced significant performance degradation or were rendered incompatible with future versions of Microsoft's Windows Operating System, the Company's results of operations could be materially adversely effected. If a new user interface software product, such as an Internet browser, were to gain broad acceptance in the marketplace, there can be no assurance PeopleSoft's architecture would be compatible with such an interface. In addition, as the Company expands its software product offerings into new vertical markets, the dependency on Microsoft's Windows technology may adversely impact the Company's ability to successfully compete in those markets. For example, failure to support Apple's Macintosh platform could adversely effect PeopleSoft's ability to compete in the higher education market. No assurance can be given concerning the Company's successful development of and support for new client platforms, the specific timing of their availability or their acceptance in the marketplace.

         Reliance on Joint Business Arrangement. PeopleSoft has entered into a separate development arrangement ("Development Arrangement") for the purpose of developing a line of student administration software applications (See Note 7 of the "Notes to Consolidated Financial Statements" in the Company's Annual Report to Shareholders (Form 10-K) for the year ended December 31, 1995). Under this Development Arrangement, PeopleSoft is the exclusive remarketer of the developed software products and pays a royalty to the development entities based on license fees received from end user licenses of these software products. While the intent of the Development Arrangement is to develop business applications which are integrated with PeopleSoft's software products, there can be no assurance that such software products will in fact be integrated or that an integrated enterprise solution will be accepted by the market. In addition, should the Development Arrangement require additional funds to complete development or enhance the software product, there can be no assurance that funds will be available on terms acceptable to the existing or other potential third party funding source(s). Should PeopleSoft acquire title to the software products or technology from the third party entity, such acquisition would be accounted for using the purchase method which is likely to result in a charge to earnings for in-process research and development which would be recorded to the Statement of Operations in the period such acquisition was completed or the creation of significant intangible assets by virtue of an allocation of a substantial portion of the purchase price to the acquired technology or other tangible assets. Such intangible assets would be amortized in future periods as a cost of operations.

         Application Security Architecture. The Company's application software products incorporate extensive security features designed to protect certain sensitive data managed by these applications from unauthorized retrieval or modification. To date, the Company is not aware of any violations of its application security architecture within its installed base. The Company has developed a security architecture utilizing the capabilities of its own applications, the client operating system software, some of the security features contained in the RDBMS platforms on which the applications run, as well as certain third party security products. Although these security features are subject to constant review and enhancement, no assurances can be given concerning the successful implementation of these security features and their effectiveness within a particular customer's operating environment. Should a breach of security or a suspected breach of security occur, the accompanying publicity or any subsequent claims against the Company could have an adverse impact on the demand for the Company's software products and/or cause a decline in the market price of the Company's stock and/or adversely impact the Company's financial results due to lost or delayed closing of software licensing opportunities.

         Intellectual Property and Proprietary Rights. The Company regards certain features of its internal operations, software and documentation as proprietary, and relies on a combination of contract, patent, copyright, trademark and trade secret laws and other measures to protect their proprietary information. The Company received its first patent in 1995, its second patent in the first quarter of 1996 and has four additional patent applications pending. There can be no assurance that any issued patents will result from such applications or that, if issued, such patents will provide any meaningful competitive advantage. Existing copyright laws afford only limited protection. The Company believes that, because of the rapid pace of technological change in the computer software industry, trade secret and copyright protection are less significant than factors such as the knowledge, ability and experience of the Company's employees, frequent product enhancements and the timeliness and quality of support services. There can be no assurance that these protections will be adequate or that PeopleSoft's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. Many customers of PeopleSoft are beneficiaries of a source code escrow arrangement to enable the customer to acquire a future limited right to use the Company's source code solely for their internal provision of maintenance services. This possible access to the Company's source code may increase the likelihood of misappropriation or other misuse of the Company's intellectual property. In addition, the laws of certain countries in which the Company's software products are or may be licensed do not protect the Company's software products and intellectual property rights to the same extent as the laws of the United States.

         The Company does not believe that its software products, third party software products the Company offers under sublicense agreements, Company trademarks or other Company proprietary rights infringe the property rights of any third parties. However, there can be no assurance that third parties will not assert infringement claims against the Company in the future with respect to current or future software products or that any such assertion may not require the Company to enter into royalty arrangements or result in costly litigation.

         Product Liability. The Company's license agreements with their customers contain provisions designed to limit their exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in such license agreements may not be valid as a result of federal, state, local laws or ordinances or unfavorable judicial decisions. Although the Company has not experienced any product liability claims to date, the license and support of its software for use in mission critical applications creates the risk of a claim being pursued against the Company. Damage or injunctive relief resulting under such a successful claim could cause a materially adverse impact on the Company's business, operating results and financial condition. In addition, as PeopleSoft begins to compete in the manufacturing software application market, the mission critical nature of such software products may increase PeopleSoft's exposure to product liability claims against the Company.

        Growth in Operations. The Company has experienced an extended period of significant revenue growth, growth in the Company's customer base, expansion of its software product lines and supported platforms both through internal development and merger and acquisition, a significant expansion in the number of its employees, and expansion in the geographic scope of its operations. This growth has resulted in new and increased responsibilities for management personnel, and has placed and is expected to continue to place a significant strain upon the Company's management, operating and financial controls and resources, including its services and development organizations. To accommodate recent growth, compete effectively and manage potential future growth, the Company must continue to implement and improve its operational and financial systems, procedures and controls. In addition, the Company must continue to expand, train and manage its employees base. There can be no assurance that The Company will be able to manage this expansion effectively, or that the Company's personnel, procedures, systems and controls will be adequate to support the Company's future operations.

         Key Personnel. PeopleSoft believes that its continued success will depend in large part upon its ability to attract and retain highly-skilled technical, managerial and marketing personnel. The loss of services of one or more of the Company's key employees could have a materially adverse effect on the Company's business, operating results and financial condition. The

Company continues to hire a significant number of additional sales, service and technical personnel. Competition for the hiring of such personnel in the software industry is intense, and the Company from time to time experiences difficulty in locating candidates with appropriate qualifications, particularly within various desired geographic locations. There can be no assurance that the Company will be successful in attracting and retaining the personnel it requires to develop, market and support new or existing software.

         Expansion of Facilities. The Company has expanded and plans to continue to significantly expand the number of employees at its corporate headquarters location in Pleasanton, California. The Company acquired a building during 1995 to address office space needs; however, the space is partially occupied by existing tenants and may not be available rapidly enough to meet the Company's needs. In addition, beginning in December 1996, the Company has undertaken development of an additional facility under a lease which will provide substantial new space. However, additional, alternative office space is required to address planned expansion. The commercial real estate market in the Tri-Valley area is constrained by the extremely low rate of new commercial real estate development over the past several years which makes obtaining additional quality office space increasingly difficult. The Company is in the process of attempting to locate and contract for adequate space; however, sufficient office space may not become available to meet the Company's near term needs. There can be no assurance that local facilities will be obtained, that reasonable terms will be obtained or that acceptable financing arrangements may be obtained. Any such failure to obtain local facilities, under commercially reasonable terms, may result in lower employee productivity, constrained hiring plans or increased facility charges which could materially adversely impact the Company's business and operating results.

         Volatility of Stock Price. As is frequently the case with stock of high technology companies, the market price of PeopleSoft's stock has been and may continue to be quite volatile. Factors such as quarterly fluctuations in results of operations, announcements of technological innovations by the Company or its competitors or the introduction of new products by PeopleSoft or its competitors, and macroeconomic conditions in the computer hardware and software industries generally, may have a significant impact on the market price of the stock of PeopleSoft. If revenue or earnings in any quarter fail to meet expectations of the investment community, there could be an immediate impact on PeopleSoft's stock price. In addition, as described in the Possible Adverse Effects of Recent Securities Issuances section above, the Company has issued shares, stock options and warrants which, if sold directly or exercised and sold on the open market in large concentrations, could cause the Company's stock price to decline in the short term. The Company makes no assurance as to when and if such a short term stock price decline may recover. Furthermore, the stock market has from time to time experienced extreme price and volume fluctuations which have particularly affected the market price for many high technology companies which, on occasion, have been unrelated to the operating performance of those companies. These broad market fluctuations may materially adversely affect the market price of the stock of PeopleSoft.

         Investments and Liquidity. The Company's short-term and long-term investments consist primarily of high quality municipal bonds and tax-advantaged money market instruments. Despite favorable credit ratings on these investments there can be no assurance the issuing agencies will not default on their obligations which may result in losses of principal and accrued interest by PeopleSoft. While operating activities may provide cash in certain periods, to the extent the Company experiences growth in the future, operating and investing activities may use cash, and, consequently, such growth may require the Company to obtain additional sources of financing. In addition, material acquisitions of complementary businesses, products or technologies and capital expenditures may require additional sources of financing. There can be no assurance that the Company would be able to obtain additional sources of financing or additional financing at terms favorable to the Company.

                                PEOPLESOFT, INC.


                                   THE COMPANY

         PeopleSoft, Inc. was incorporated in Delaware in August 1987. The Company's principal executive offices are located at 4440 Rosewood Drive, Pleasanton, CA 94588 and its telephone number at that address is (510) 225-3000. The Common Stock of the Company is traded on the Nasdaq National Marked under the symbol PSFT.

                              SELLING SHAREHOLDERS

         The following table shows (i) the name of the Selling Shareholders,
(ii) the number of shares of Common Stock beneficially owned prior to the offering, (iii) the number of shares of Common Stock to be sold by them pursuant to this Prospectus and (iv) the number of shares beneficially owned after the offering:


                                 Shares              Shares to be          Shares
                            Beneficially Owned       Sold in the       Beneficially Owned
  Name                      Prior to Offering         Offering        After the Offering(1)
  ----                      -----------------         --------        ---------------------
Leonard J. Brandt                   859                 859                      0
Daniel J. Haggerty                7,923               7,923                      0
Kevin G. Hall                     2,132               2,132                      0
Promod Haque                      1,553               1,553                      0
Norwest Limited, Inc.           312,558             312,558                      0
John E. Lindahl                   4,263               4,263                      0
Ernest C. Parizeau                4,243               4,243                      0
Stephen R. Sefton                 4,259               4,259                      0
George J. Still, Jr.(2)          73,566               9,566                 64,000
John L. Thomson                   4,259               4,259                      0
John P. Whaley                    4,226               4,226                      0
Robert F. Zicarelli               2,641               2,641                      0

-------------
(1) Each of the Selling Shareholders owns less than 1% of the outstanding shares of Common Stock of the Company.

                              PLAN OF DISTRIBUTION

         The Company has been advised by the Selling Shareholders that they intend to sell all or a portion of the shares offered hereby from time to time in the over-the-counter market and that sales will be made at prices prevailing at the times of such sales. The Selling Shareholders may also make private sales directly or through a broker or brokers, who may act as agent or as principal. In connection with any sales, the Selling Shareholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act. The Company will receive no part of the proceeds of sales made hereunder.

         Any broker-dealer participating in such transactions as agent may receive commissions from a Selling Shareholder (and, if they act as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Shareholder. Broker-dealers may agree with a Selling Shareholder to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for such Selling Shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Shareholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

         The Company has advised the Selling Shareholders that the anti-manipulative Rules 10b-6 and 10b-7 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), may apply to their sales in the market, has furnished each Selling Shareholder with a copy of these Rules and has informed them of the need for delivery of copies of this Prospectus. The Selling Shareholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principal.

         Upon notification by a Selling Shareholder to the Company that any material arrangement has been entered into with a broker-dealer for the sale of shares through a cross or block trade, a supplemental prospectus will be filed under Rule 424(c) under the Securities Act setting forth the name of the participating broker-dealer(s), the number of shares involved, the price at which such shares were sold by the Selling Shareholder, the commissions paid or discounts or concessions allowed by the Selling Shareholder to such broker-dealer(s), and where applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set out in this Prospectus.

         Any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus.

         There can be no assurance that the Selling Shareholders will sell any or all of the shares of Common Stock offered by them hereunder.

                      INFORMATION INCORPORATED BY REFERENCE

         There are hereby incorporated by reference in this Prospectus the following documents and information heretofore filed with the Securities and Exchange Commission:

         (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, filed pursuant to Section 13 of the Exchange Act (including those portions of the Company's Annual Report to Shareholders and definitive proxy statement for the Annual Meeting of Shareholders held on May 21, 1996).

         (2) The Company's Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 1996, June 30, 1996 and September 30, 1996 filed pursuant to Section 13 of the Exchange Act.

         (3) The description of the Company's Common Stock to be offered hereby contained in the Company's Registration Statement on Form 8-A dated October 7, 1992, filed pursuant to Section 12(g) of the Exchange Act including any amendment or report filed for the purpose of updating such description.

         (4) The description of the Company's Preferred Share Rights Agreement contained in its Registration Statement on Form 8-A filed with the Commission on February 16, 1995.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

         As permitted by the Delaware General Corporation Law, the Company has included in its Certificate of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the Bylaws of the Company provide that the Company is required to indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and the Company is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified. The Company has entered into indemnification agreements with its officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms. The Company believes that its charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

         The Company understands that the staff of the Securities and Exchange Commission is of the opinion that statutory, charter and contractual provisions as are described above have no effect on claims arising under the federal securities laws.


                                  LEGAL MATTERS

         Counsel for the Company, Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304-1050, has rendered an opinion to the effect that the Common Stock offered hereby is duly and validly issued, fully paid and non-assessable.

                                PEOPLESOFT, INC

                       REGISTRATION STATEMENT ON FORM S-3

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

 Item
Number
------

Item 14     Other Expenses of Issuance and Distribution.*

            The following table sets forth costs and expenses of the sale and distribution of the securities being registered. All amounts except Securities and Exchange Commission and NASD fees are estimates.

            Registration fee--Securities and Exchange Commission ......   5,907
            Accounting fees ...........................................   5,000
            Legal fees ................................................   5,000
            Miscellaneous .............................................   5,000
            Total                                                        20,907

            * Represents expenses relating to the distribution by the Selling
              Shareholders pursuant to the Prospectus prepared in accordance with the requirements of Form S-3. These expenses will be borne by the Company on behalf of the Selling Shareholders.


Item 15     Indemnification of Directors and Officers.

            See "Indemnification of Directors and Officers."

Item 16     Exhibits.

            Exhibit
            Number
            ------

              4.1      Restated Certificate of Incorporation, as amended, of
                           the Company*

              4.2      Preferred Share Rights Agreement dated as of February
                       15, 1995**

              5.1      Opinion of Wilson Sonsini Goodrich & Rosati

             23.1 Consent of Ernst & Young LLP, Independent Auditors (contained on Page II-4)

             23.2 Consent of Wilson Sonsini Goodrich & Rosati (Included in Exhibit 5.1)

             24.1      Power of Attorney (contained on Page II-3)

* Incorporated by reference to the exhibit 3.1 of the Registrant's Registration Statement on Form S-1 (No. 33-53000) filed with the Commission on October 7, 1992.

** Incorporated by reference to Exhibit 1 of Registrant's Registration Statement on Form 8-A filed with Commission on February 16, 1995.

Item 17  Undertakings.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities as that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant, PeopleSoft, Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable cause to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pleasanton, State of California, on the 23rd day of January 1997.

                                    PEOPLESOFT, INC.

                                    By: /s/ DAVID A. DUFFIELD
                                       ----------------------------------
                                           David A. Duffield
                                           President and Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Ronald E. F. Codd and Robert D. Finnell, jointly and severally, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendment to this Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

               SIGNATURE                                     TITLE                                    DATE
               ---------                                     -----                                    ----
/s/ DAVID A. DUFFIELD             Chairman of the Board of Directors, President and Chief       January 23, 1997
---------------------------       Executive Officer (Principal Executive Officer)
   David A. Duffield

/s/ RONALD E.F. CODD              Senior Vice President of Finance and Administration, Chief    January 23, 1997
---------------------------       Financial Officer and Secretary (Principal Financial and
   Ronald E.F. Codd               Accounting Officer)


/s/ A. GEORGE "SKIP" BATTLE       Director                                                      January 22, 1997
---------------------------
   A. George "Skip" Battle

/s/                               Director                                                       January , 1997
---------------------------
   Dr. Edgar F. Codd

/s/ ALBERT DUFFIELD               Director                                                      January 23, 1997
---------------------------
   Albert Duffield

/s/ GEORGE J. STILL, JR.          Director                                                      January 23, 1997
---------------------------
   George J. Still, Jr.

/s/ CYRIL J. YANSOUNI             Director                                                      January 23, 1997
---------------------------
  Cyril J.  Yansouni

                                                                    EXHIBIT 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



         We consent to the incorporation by reference in the Registration Statement (Form S-3 pertaining to the registration of 358,482 shares of common stock) of PeopleSoft, Inc. and in the related Prospectus of our reports dated January 30, 1996, with respect to the financial statements of PeopleSoft, Inc., included in its Annual Report on Form 10-K for the year ended December 31, 1995, filed with the Securities and Exchange Commission.



/s/ ERNST & YOUNG LLP


Walnut Creek, California
January 22, 1997

                                INDEX TO EXHIBITS



Exhibit                                                                     Page
Number                                                                       No.
------                                                                      ----

 4.1   Restated Certificate of Incorporation, as amended, of the Company*

 4.2   Preferred Share Rights Agreement dated as of February 15, 1995*

 5.1   Opinion of Wilson Sonsini Goodrich & Rosati

23.1   Consent of Ernst & Young LLP, Independent Auditors (contained on
       Page II-4)

23.2   Consent of Wilson Sonsini Goodrich & Rosati (Included in Exhibit 5.1)

24.1   Power of Attorney (Contained on page II-3).

----------
*    Incorporated by reference.